THE TOPPS COMPANY, INC. REPORTS
                        FISCAL 2005 FIRST QUARTER RESULTS


New York, NY, June 24, 2004 - The Topps Company, Inc. (Nasdaq: TOPP) today reported financial results for the fiscal 2005 first quarter ended May 29, 2004.

Net sales in the fiscal 2005 first quarter were $88.1 million compared to $76.0 million last year. Stronger foreign currencies versus the prior year increased 2005 first quarter sales by $2.8 million. Income from operations was $5.6 million compared to $4.4 million in last year's first quarter. Net income in the fiscal 2005 first quarter was $4.1 million, or $0.10 per diluted share, versus $3.5 million, or $0.08 per diluted share, last year. Fiscal 2005 first quarter results include a one-time charge of $1.9 million, or approximately $0.05 per diluted share, related to a previously disclosed European Commission fine.

Confectionery net sales were $44.2 million in the fiscal 2005 first quarter, a 2.9% decline from the prior-year period. In addition to the continuation of certain trends affecting the U.S. confectionery industry in general, sales of Baby Bottle Pop, which benefited last year from the introduction of Baby Bottle Pop with Candy Juice, were below last year's levels. Partially offsetting these factors was a favorable contribution from the further roll-out of two new chewy candy brands--Juicy Bugs and Juicy Drop Chews--and growing sales of Juicy Drop Pop.

Entertainment sales in the first quarter were $43.9 million, 44% above the first quarter last year. This increase was attributable to strong sales of sticker album collections featuring teams and players participating in the European Cup, a tournament held every four years, as well as to higher sales of English Premier League products. Entertainment sales for the period were also impacted by the inclusion of results from WizKids, acquired last July, and strong demand for NBA trading cards.

Arthur T. Shorin, Chairman and CEO of Topps, said, "We are very pleased with overall first quarter results, particularly in light of challenging confectionery industry trends including consumer concern over nutrition, retail consolidation resulting in fewer outlets and continued discounting by large chocolate manufacturers. Within Entertainment, a number of positive factors contributed to first quarter performance. Overseas activities were strong, U.S. sports card sales were above a year ago, Wacky Packages and Garbage Pail Kids products performed well and WizKids was modestly accretive."

The Company paid its regular quarterly cash dividend to shareholders of $0.04 per share. Additionally, the Company repurchased 143,800 shares of stock at an average price of $8.95 per share. At May 29, 2004, the Company had $96.4 million in cash and no debt.

The Topps Company, Inc. will host a webcast of its earnings conference call today at 10:00 a.m., Eastern Time. Investors, analysts, and the media are invited to listen to the call live at www.topps.com. A replay of the webcast will be available on the Company's website for the next 60 days.

Founded in 1938, Topps is a leading creator and marketer of distinctive confectionery and entertainment products. The Company's confectionery brands include "Ring Pop," "Push Pop," "Baby Bottle Pop" and "Juicy Drop Pop" lollipops as well as "Bazooka" bubble gum. Topps entertainment products include trading cards, sticker album collections, and collectible games. For additional information, visit www.topps.com.

This release contains forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although the Company believes the expectations contained in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. This information may involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed in the Company's Securities and Exchange Commission filings.


                                 (Tables Follow)

                    THE TOPPS COMPANY, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                   (amounts in thousands, except share data)


                                                      (Unaudited)
                                                     Quarter ended

                                                  May             May
                                                29, 2004        31, 2003
                                                --------        --------

Net sales                                       $ 88,089        $ 75,992
Cost of sales                                     54,290          47,868
                                                --------        --------
   Gross profit on sales                          33,799          28,124

Other income (expense)                               433             602
Selling, general and administrative expenses      28,593          24,343
                                                --------        --------
   Income from operations                          5,639           4,383

Interest income, net                                 484           1,034
                                                --------        --------
Income before provision for income taxes           6,123           5,417

Provision for income taxes                         2,021           1,896
                                                --------        --------
   Net income                                   $  4,102        $  3,521
                                                ========        ========


Basic net income per share                          0.10            0.09
Diluted net income per share                        0.10            0.08


Weighted average shares outstanding -Basic      40,567,000      40,694,000
Weighted average shares outstanding -Diluted    41,372,000      41,480,000

                             THE TOPPS COMPANY, INC.
                      CONSOLIDATED BALANCE SHEET HIGHLIGHTS
                             (Amounts in Thousands)


                                           As Of           As of
                                        May 29, 2004    February 28, 2004
                                        ------------    -----------------

Cash and Equivalents                     $   96,373         $   93,837
Working Capital                             134,466            133,299
Net Property, Plant and Equipment            13,627             13,786
Total Assets                                278,802            275,463
Shareholders' Equity                     $  211,610         $  211,277




                                                     SEGMENT INFORMATION
                                                    (Amounts in Thousands)


                                                        Quarter Ended

                                                May 29, 2004    May 31, 2003
                                                ------------    ------------
Net Sales
---------
Confectionery                                     $ 44,207        $ 45,530
Entertainment Products                              43,882          30,462
                                                  --------        --------
Total                                             $ 88,089        $ 75,992
                                                  ========        ========

Contributed Margin
------------------
Confectionery                                     $ 13,002        $ 13,749
Entertainment products                              13,428           7,143
                                                  --------        --------
Total                                             $ 26,430        $ 20,892
                                                  ========        ========


Reconciliation of Contributed Margin
to Income Before Provision for Taxes:
------------------------------------

Total Contributed Margin                          $ 26,430        $ 20,892
Unallocated General and Administrative
  Expenses and Manufacturing Overhead              (19,632)        (15,832)
Depreciation & Amortization                        ( 1,592)        ( 1,279)
Other Income (Expense)                                 433             602
                                                  --------        --------
Income from Operations                               5,639           4,383
Interest Income, Net                                   484           1,034
                                                  --------        --------
Income before Provision for Income Taxes          $  6,123        $  5,417
                                                  ========        ========